Exhibit 10.9

February 9, 2021

Melanie Goins
Via Email: melanie.f.goins@gmail.com

Re: Offer of Employment by 1stdibs.com, Inc.

Dear Melanie:

I am pleased to offer you a position at 1stdibs.com, Inc. (the “Company”). We believe that each person here will contribute directly to the growth and success of the Company, and we look forward to having you as a member of our team. In addition to confirming the offer, this letter describes the terms of conditions of your employment.
Title. Your title will be General Counsel. In this position, you will report to the Chief Executive Officer (“CEO”), and you will perform all duties and responsibilities consistent with this position or as may be assigned to you periodically by the CEO.
Start Date. Your employment will commence on March 25, 2021 (the “Start Date”).

Location. You will be working out of the New York office. This position will initially be remote in light of the global pandemic and in accordance with the Company’s remote work plan. You will be required to work from the New York office once the Company’s office reopens in accordance with the Company’s return to work plan. We anticipate this will be some time in September 2021.
Base Salary. You will receive a bi-weekly base salary of $11,538.46, for an annual equivalent of
$300,000.00, payable according to the Company’s usual payroll practices, less applicable withholding and taxes as required by law. Your annual base salary will be prorated as necessary to reflect the actual days of employment completed by you during the first calendar year of your employment. This is a full-time, exempt position, meaning you will not be eligible for overtime compensation.
Signing Bonus. You will receive a one-time signing bonus of $37,500.00 (the “Signing Bonus”), less applicable withholding and taxes as required by law. The Signing Bonus will be paid in a lump sum no later than 30 days after the Start Date. If you resign from employment with the Company for any reason or your employment with the Company is terminated by the Company for cause, in each case prior to the first anniversary of the Start Date, you will reimburse the Company for the full amount of the Signing Bonus.
Executive Bonus. You will be eligible for an annual target bonus of $100,00.00, less applicable withholding and taxes as required by law, in accordance with, and subject to the terms and condition of, the annual performance bonus plan established by the Company from time to time for similarly situated employees. Any such bonus will be based on the achievement of goals and milestones established by the

Company in its sole discretion, and the Company in its sole discretion may amend or terminate any such bonus plan at any time. Your annual bonus for 2021 will be prorated as necessary to reflect the actual days of employment completed by you during the first calendar year of your employment and will be reduced by the amount paid to you as the Signing Bonus.
Option Issuance. As soon as practicable following the Start Date, subject to and in accordance with the 1stdibs.com, Inc. 2011 Stock Option and Grant Plan (the “Plan”) and approval by the Board, the Company will issue to you an Award Agreement (as defined in the Plan) granting you an option (the “Option”) to purchase 275,000 shares (the “Option Shares”) of common stock of the Company (“Common Stock”). The Award Agreement shall provide, without limitation, the following:
●1/4th of the Option Shares shall vest on April 1, 2022 if you remain employed by the Company on such date.
●1/48th of the Option Shares vest monthly on the first day of each of the 36 months commencing with May 1, 2022 if you remain employed by the Company on such date.
●Receipt, vesting and exercise of the Option will be subject to all other applicable provisions and requirements of the Plan and the Award Agreement.
●The exercise price payable by you will be the fair market value as at the date of grant of the Option determined by the Board in its discretion.
Although management of the Company will recommend to the Board that you be granted the Option, by execution of this letter, you acknowledge that you have no right to receive the Option unless the grant is approved by the Board.
Severance. You will be eligible for severance pursuant to the 1stdibs.com, Inc. Severance Plan (the “Severance Plan”) or any successor plan. The Company reserves the right to modify, suspend or terminate the Severance Plan, in its sole discretion.
Travel Benefits. If you continue to reside in Boston, Massachusetts during your employment with the Company, (1) for the period beginning on the Start Date and ending on December 31, 2021, the Company will reimburse you up to $3,000 per month and (2) for the period beginning on January 1, 2022 and ending on December 31, 2022, the Company will reimburse you up to $1,750 per month, in each case less applicable withholding and taxes as required by law, for your reasonable and customary expenses in connection with your travel from Boston, Massachusetts to the Company’s headquarters in New York, New York. You may obtain reimbursement for such expenses by submitting expense reports with receipts or other documentation as may be required under the Company’s expense and travel reimbursement policies in effect from time to time.
Benefits. You will be eligible to participate in all of the benefits that the Company provides to similarly situated employees, including the Company’s Paid Time Off (PTO) Plan (the “PTO Plan”), which currently permits flexible time off, with prior approval from your supervisor, and subject to the terms and conditions of the PTO Plan. Your eligibility to receive benefits will be subject in each case to the generally applicable terms and conditions for the benefits in question and to the determinations of any person or committee administering such benefits. The Company may, from time to time, in its sole discretion, amend or terminate the benefits available to you and the Company’s other employees. You

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will be covered by worker’s compensation insurance, state disability insurance and other governmental benefit programs as required by state law. You will be given further information regarding the Company’s benefits once you begin your employment.
Reimbursement of Expenses. You will be authorized to incur reasonable expenses in carrying out your duties for the Company under this letter and will be eligible for reimbursement for all such reasonable business expenses in accordance with the Company’s expense and travel reimbursement policies in effect from time to time.
Adjustment and Changes in Employment Status. The Company reserves the right to make personnel decisions regarding your employment, including but not limited to decisions regarding any transfers or other changes in duties or assignments, changes in your salary and other compensation, changes in benefits and changes in Company policies or procedures.
Employment Verification. Pursuant to federal law, this offer of employment is conditioned on your ability to provide satisfactory proof of your eligibility to work for the Company in the United States within three days of your first day of work.
Background Check/Reference Check. This offer is also conditioned on your satisfactory completion of a background check and reference check.
Confidentiality Agreement. As an employee of the Company, you will have access to certain confidential information and materials of the Company and you may, during the course of your employment, develop certain information, which shall be the property of the Company. To protect the Company’s interests, you agree that, as a condition of your employment, you will sign, and comply with, a Company-standard “Employee Assignment of Intellectual Property, Confidentiality, and Non-Competition Agreement”, including the related Arbitration Agreement (the “Confidentiality Agreement”), which is enclosed herewith.
Employee Representations. You represent that: (1) you are not a party to any agreement that would prohibit you from entering into employment with the Company; (2) no trade secret or proprietary information belonging to your previous employers will be disclosed by you at the Company and that no such information, whether in the form of documents, memoranda, software, drawings, etc., will be retained by you or brought with you to the Company; and (3) you have brought to the Company’s attention and provided it with a copy of any agreement, order of any court or administrative body or any other similar item that may impact your future employment at the Company, including but not limited to any non-disclosure, non-competition, non-solicitation or invention assignment agreements containing future work restrictions.
Adherence to Company Policies. If you accept this offer of employment, you acknowledge that you will have read and understand and you agree to abide by the Company’s policies already made available to you. In addition, you acknowledge and agree that, as a condition of your employment, you must abide by any other Company policies or rules as they may currently exist, including those in the Employee Handbook, and as they may be modified or implemented from time to time.
Authority to Bind the Company. You understand and agree that you are not to obligate the Company to any contractual agreement or undertaking without the express approval of David Rosenblatt, CEO.

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“At Will” Employment. Your employment with the Company is “At-Will.” This means that you have the right to terminate your employment at any time and for any reason. Likewise, the Company may terminate your employment with or without cause at any time and for any reason. Accordingly, this letter is not to be construed or interpreted as containing any guarantee of continued employment. As such, the recitation of certain time periods in this letter is solely for the purpose of defining your compensation. It is also not to be construed or interpreted as containing any guarantee of any particular level or nature of compensation.
Governing Law. The terms of this letter and the resolution of any dispute as to the meaning, effect, performance or validity of this letter or arising out of, related to, or in any way connected with, this letter, your employment with the Company (or termination thereof) or any other relationship between you and the Company (a “Dispute”) will be governed by the laws of the State of New York, without giving effect to the principles of conflict of laws. To the extent not subject to arbitration, you and the Company consent to the exclusive jurisdiction of, and venue in, the federal and state courts in New York City, New York in connection with any Dispute or any claim related to any Dispute.
Entire Agreement; Modification. This letter (together with the Confidentiality Agreement) reflects the entire agreement regarding the terms and conditions of your employment with the Company.
Accordingly, it supersedes and completely replaces any and all prior or contemporaneous agreements or understandings, written or oral, pertaining to your employment with the Company. You acknowledge that you have not relied upon any representations (oral or otherwise) other than those explicitly stated in this letter. Additionally, this letter cannot be changed or modified except by a separate writing signed by you and a duly authorized officer of the Company.

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If this letter is acceptable to you, please sign and return this letter to me. Your signature will acknowledge that you have read and understood and agreed to the terms and conditions stated herein.
Should you have any questions, please do not hesitate to call me. We very much look forward to your arrival at the Company and a long and fruitful partnership.

Very truly yours,
1stdibs.com, Inc.
By: /s/ David Rosenblatt     David Rosenblatt, CEO

Enclosure
I have read and understood this letter
and hereby acknowledge, accept and agree to the terms set forth above.

Melanie Goins

/s/ Melanie Goins
Signature

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